Report of Independent Accountants

To the Board of Trustees and Shareholders of Schwab Capital Trust and Schwab Investments:

In planning and performing our audits of the financial statements of the Schwab International
Index Fund, Schwab Small Cap Index Fund, Schwab
MarketTrack Conservative Growth Fund, Schwab
MarketTrack Balanced Growth Fund, Schwab
MarketTrack High Growth Fund, Schwab MarketTrack
All Equity Fund, Schwab S&P 500 Fund, Schwab
Analytics Fund, Schwab MarketManager
International Fund, Schwab MarketManager
Balanced Fund, Schwab MarketManager Small Cap
Fund, Schwab MarketManager Growth Fund,
Institutional Select S&P 500 Fund, Institutional
Select Large Cap Value Index Fund, Institutional
Select Small Cap Value Index Fund, Schwab Total
Stock Index Fund, Communications Focus Fund,
Financial Services Focus Fund, Health Care Focus
Fund, and Technology Focus Fund which are investment portfolios of Schwab Capital Trust, and Schwab1000 Fund which is an investment portfolio of Schwab Investments (and hereafter are collectively referred to as the "Funds") for the year ended October 31, 2001, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of October 31, 2001.

This report is intended solely for the
information and use of the Board of Trustees, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.





December 14, 2001
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